Exhibit 10.14

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is between Steven C. Cooper (“Executive”) and TrueBlue, Inc. or the TrueBlue, Inc. subsidiary employing Executive (“TrueBlue” or “Company”), and is effective as of November 16, 2009 (“Effective Date”).

RECITALS

WHEREAS, Executive”) and TrueBlue (fka “Labor Ready”) entered into an Executive Employment Agreement effective as of May 17, 2006 (“2006 Agreement”); and

WHEREAS, the 2006 Agreement superseded and replaced prior employment agreements between the Executive and Company dated January 9, 2001 (“2001 Employment Agreement”) and March 23, 2005 (“2005 Employment Agreement”); and

WHEREAS, Executive and Company amended the 2006 Agreement, the 2001 Employment Agreement and the 2005 Employment Agreement to conform them to the requirements of Section 409A of the Internal Revenue Code, as amended effective December 31, 2006 (the “First Amendment”); and

WHEREAS, Executive and Company entered into a “Non-Competition Agreement” effective December 31, 2006; and

WHEREAS, the 2006 Agreement expired by its terms on May 16, 2009, and the parties wish to continue an employment relationship on certain different terms and conditions by amending and restating the 2006 Agreement;

NOW, THEREFORE, in consideration of the terms and conditions herein, which the parties agree constitutes sufficient consideration for this Amended and Restated Executive Employment Agreement and the Amended and Restated Non-Competition Agreement, effective November 16, 2009, the 2006 Agreement is amended and restated as follows:

I.	TERMS AND CONDITIONS.

A. Employment. Company and Executive agree that Executive’s employment is not for any specific or minimum term or duration, and that subject to Sections I. E. and I.F. of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of Company and Executive, and that it is terminable at will, meaning that either Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind. Executive acknowledges and agrees that any prior representations to the contrary, including the provisions of the 2006 Agreement, are void and superseded by this Agreement, and that Executive may not rely on any future representations to the contrary, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of TrueBlue or its employees or agents. Nothing in this Agreement creates any right, contract or guarantee of continued or a length of term period of employment or gives Executive the right to any particular level of compensation or benefits and nothing in this Agreement should be construed as such. The parties agree that any decision maker who is charged with reviewing disputes surrounding Executive’s employment shall reject any legal theory, whether in law or in equity, that is claimed to alter at-will employment, unless such theory cannot be waived as a matter of law. Notwithstanding the foregoing, either Executive or Company may, as a part of the Executive’s annual review, propose amendments or clarifications to this Agreement which shall be subject to mutual agreement and the discretion of each party.

B. Duties of Executive. Executive agrees to devote the necessary time, attention, skill and efforts to the performance of his duties as President and Chief Executive Officer of Company, including oversight of Subsidiaries and such other duties as may be assigned by the Board of Directors in its discretion.

C. Compensation.

1. Executive’s current salary shall be at the rate of Five Hundred Fifty Thousand dollars ($550,000) per year, subject to customary and usual deductions and withholdings, and payable biweekly, unless and until changed by the Board of Directors as provided herein.

2. Company, acting through its Board of Directors, may (but shall not be required to) increase, but may not decrease (other than as permitted by Section I.F.2(ii)), Executive’s compensation and award to Executive such bonuses as the Board of Directors may see fit, in its sole and unrestricted discretion, commensurate with Executive’s performance and the overall performance of Company. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board of Directors.

D. Benefits.

1. Executive shall be entitled to all benefits offered generally to employees of Company.

2. Executive shall be entitled each year during the term of this Agreement to a vacation of twenty-five (25) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.

3. To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all losses, cost, damage and expense including attorneys’ fees and court costs incurred or sustained by Executive, in accordance with the present provisions Article 5G of Company’s Articles of Incorporation.

4. In addition, if (i) Company terminates the employment of Executive without Cause, (ii) Executive terminates employment with Good Reason or (iii) Executive otherwise terminates and gives the Company at least one (1) year prior written notice in order to provide for an orderly transition, and in the good faith determination of the Board has formulated and implemented an orderly transition for a new Chief Executive Officer, and Executive elects to continue health care coverage for Executive and his family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), then Company shall reimburse Executive for up to (18) eighteen months on an after-tax basis the portion of Executive’s COBRA premiums for such coverage that exceeds the amount that Executive would have incurred in premiums for coverage under the Company’s health plan if then employed by the Company. The entitlement of Executive and his family under this Paragraph 4 shall also be subject to (i) each of the conditions precedent set forth in Paragraph I(E)(2), and (ii) the inability of Executive and his spouse to obtain comparable health insurance benefits under the plan of another employer of either the Executive or his spouse.

E. Termination by Company. Company may terminate this Agreement under either of the following circumstances:

1. Company may terminate this Agreement and Executive’s employment for Cause (as defined herein below) at any time upon written notice to Executive. The notice of termination must specify those actions or inactions upon which the termination is based. Cause shall exist if any of the following occurs:

(a) Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(b) Executive has engaged in (i) fraud, embezzlement, theft or other dishonest acts, (ii) unprofessional conduct, or (iii) gross negligence related to the business;

(c) Executive materially violates a significant Company policy, such as policies required by the Sarbanes-Oxley Act, Company’s Drug Free Workplace Policy or Company’s policy against harassment, and does not cure such violation (if curable) within ten (10) days after written notice from Company;

(d) Executive willfully takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of Company;

(e) Executive fails to perform his duties in good faith, within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar failure to perform, if the circumstance recurs;

(f) Executive uses or discloses Confidential Information, as defined in this Agreement, without authorization;

(g) Executive fails to commence implementation of actions approved by resolution of the board of directors, within ten (10) days after written notice from Company, or to thereafter diligently pursue the completion thereof; or

(h) Executive breaches this Agreement in any other material respect and does not cure such breach (if curable) within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs.

2. Company shall have the right to terminate this Agreement at any time without Cause by written notice to Executive. In the event of termination under this subparagraph 2, Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment. Additionally, provided that no Cause exists and subject to the following conditions precedent, Company shall provide to Executive payments at a rate equal to his pro-rated base salary at the time of termination for a period of eighteen (18) months, in accordance with Company’s normal payroll practices.

3. In addition, provided that no Cause exists, Executive may also receive any short-term or other incentive payments which are applicable to the Executive and based solely on the year in which termination occurs, provided that (i) any amount of such incentive which is based on the Executive’s individual performance shall remain subject to any discretionary judgments of the Board as provided in the applicable plan or agreement and (ii) any incentive payment whether based on Company or the individual performance of the Executive shall be prorated based on the months of service actually performed by the Executive during the applicable fiscal year. For avoidance of doubt this section is not intended to apply to (i) equity incentive awards which are addressed in Section I.G.1 nor (ii) any incentive plan which is based on Company or individual performance in more than one fiscal year, it being the intent that if such a plan is subsequently adopted by the Company that any benefit payable under such plan would be addressed in the plan or in a specific amendment to this agreement.

4. As conditions precedent to being entitled to receive the payments set forth in Sections E(2) and E(3), Executive must: (i) within twenty-one (21) days of the termination of Executive’s employment, sign and deliver and thereafter not revoke a release in the form of Exhibit A to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants in this and in any other agreements between Company and the Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the Waiver and Release Agreement, as defined therein. Monthly salary payments shall be made on Company’s normal pay days and any incentive payment shall be made on or about the same days as such payments are or would have been payable to executive officers receiving similar incentive payments or, in the absence of such other payments, on the date that corresponds to the date on which incentive payments were last made to other executive officers.

5. Except as provided in Sections E(1), 2 and (3) no other amounts are owed to Executive upon termination of his employment by Company.

F. Termination by Executive.

1. Notwithstanding any other term or provision of this Agreement, including, without limitation, Section I., Paragraph A., Executive may terminate this Agreement and his employment with Company at any time, upon giving Company written notice. Executive shall make reasonable best efforts to give sufficient notice and otherwise assist in an orderly transition to a new chief executive officer. In the event of termination under this Paragraph F.1., Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.

2. Executive may terminate this Agreement for Good Reason upon prior written notice to Company, provided that Executive notifies Company of the existence of the condition constituting Good Reason within ninety (90) days after the initial existence of the condition, Company is given at least thirty (30) days after being notified of the existence of the condition to remedy the condition and Company has failed to remedy the condition within the allotted cure period, and the termination of the Agreement is effective no later than five (5) months after the initial existence of the condition. Good Reason shall exist if (i) there is any material breach of this Agreement by Company which has not been consented to or waived by Executive; (ii) Company materially reduces Executive’s base salary, other than with Executive’s consent or as part of an across-the-board salary reduction generally imposed on executives of the Company; or (iii) Company assigns Executive, without Executive’s consent, to a position other than Chief Executive Officer. If termination of the Agreement occurs pursuant to this subparagraph 2, provided that no Cause exists and subject to the following conditions precedent, Company shall provide to Executive payments at a rate equal to his pro-rated base salary at the time of termination for a period of eighteen (18) months, in accordance with Company’s normal payroll practices.

3. In addition, provided that no Cause exists, Executive may also receive any short-term or other incentive payments which are applicable to the Executive and based solely on the year in which termination occurs, provided that (i) any amount of such incentive which is based on the Executive’s individual performance shall remain subject to any discretionary judgments of the Board as provided in the applicable plan or agreement and (ii) any incentive payment whether based on Company or the individual performance of the Executive shall be prorated based on the months of service actually performed by the Executive during the applicable fiscal year. For avoidance of doubt this section is not intended to apply to (i) equity incentive awards which are addressed in Section I.G.1 nor (ii) any incentive plan which is based on Company or individual performance in more than one fiscal year, it being the intent that if such a plan is subsequently adopted by the Company that any benefit payable under such plan would be addressed in the plan or in a specific amendment to this agreement.

4. As conditions precedent to being entitled to receive the payments set forth in Sections F(2) and F(3), Executive must: (i) within twenty-one (21) days of the termination of Executive’s employment, sign and deliver and thereafter not revoke a release in the form of Exhibit A to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants in this and in any other agreements between Company and the Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the Waiver and Release Agreement, as defined therein. Salary payments shall be made on Company’s normal pay days and any incentive payment shall be made on or about the same days as such payments are or would have been payable to executive officers receiving similar incentive payments or, in the absence of such other payments, on a date that reasonably corresponds to the date on which incentive payments were last made to other executive officers.

5. Except as provided in Sections F(1), (2) and (3) no other amounts are owed to Executive upon termination of his employment by Executive.

G. Stock Options and Excess Parachute Provision.

1. In addition to any payments to which Executive may be entitled under Sections E(2), E(3), F(2) or F(3), if Company terminates the employment of Executive without Cause or if Executive terminates employment with Good Reason, all of Executive’s unvested stock options and restricted stock awards shall vest on the termination date unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges, provided that Executive provides Company with a final release of claims in the form attached as Exhibit A or otherwise acceptable to Company, and provided that Executive is in full compliance with all covenants in this and any other agreement with Company entered into by Executive.

2. If Executive is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 by reason of his vesting of the Unvested Awards pursuant to Paragraph 1 of this Section G, (taking into account any other compensation paid or deemed paid to Executive), the amount of such payments or deemed payments shall be reduced, or, alternatively the provisions of Paragraph 1 of this Section G shall not act to vest Unvested Awards to Executive, so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board of Directors.

H. Arbitration. Dispute Resolution; Arbitration; Exigent Relief.

Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Company agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law or any other legal doctrine to a jury trial.

Notwithstanding any other provisions of this Agreement regarding dispute resolution, including this Section I. H., Executive agrees that Executive’s violation or breach, or threatened violation or breach, of any provision of Sections II or III of this Agreement and/or Executive’s violation or breach, or threatened violation or breach, of other provisions of this Agreement which otherwise place Company in peril that cannot be readily remedied by monetary damages, would cause Company irreparable harm which would not be adequately compensated by monetary damages and that a temporary and/or preliminary or permanent injunction may be granted by any court or courts having jurisdiction (subject to the venue provision of Section V.F.), restraining the Executive from violation or breach of the terms of this Agreement. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of the Executive’s breach of any provision of this Agreement.

I. Duty of Loyalty. Executive agrees during working hours to devote his full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusion of all other business and sideline interests. Executive also agrees not to be employed elsewhere unless first authorized by Company in writing. In no event will Executive allow other activities to interfere with Executive’s duties to Company. Executive agrees to faithfully and diligently to perform all duties to the best of Executive’s ability. Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such services for Company. Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company. Executive agrees to perform his duties in a careful, safe, loyal and prudent manner. Executive agrees to conduct himself in a way which will be a credit to TrueBlue’s reputation and interests.

J. Reimbursement. If Executive ever possesses any TrueBlue funds (including without limitation cash and travel advances, overpayments made to Executive by TrueBlue, amounts received by Executive due to TrueBlue’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed TrueBlue for any reason, including misuse or misappropriation of Company assets), Executive will remit them to TrueBlue corporate headquarters in Tacoma, Washington daily unless directed otherwise in writing. If Executive’s employment ends, Executive will fully and accurately account to TrueBlue for any TrueBlue funds and other property in Executive’s possession. If Executive fails to do so, Executive hereby authorizes Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to Company.

K. Background Investigation. Executive agrees that at any time during employment Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years. Executive shall sign any and all documents necessary for Company to conduct such investigation. For this purpose, Executive specifically authorizes Company to obtain any credit reports, background checks and other information which may be useful. Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of TrueBlue’s drug and alcohol policy. Executive understands that failure to comply with TrueBlue’s policies, including its drug and alcohol policies, may result in termination of employment.

L. Required Six-Month Delay In Severance Payments. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s termination of employment the Executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), then any separation payments that are subject to Code Section 409A (e.g., not exempt from 409A as separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)) and would otherwise have been paid within the first six (6) months after the Executive’s termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment. Any remaining severance payments shall be made monthly after such six-month anniversary. For purposes of this Agreement, the Executive will be considered to have terminated employment when the Executive has incurred a “separation from service” for purposes of Code Section 409A(a)(2)(A)(i).

II.	NON-COMPETITION AND NON-SOLICITATION.

The Amended and Restated Non-Competition Agreement dated November 16, 2009, shall supersede the provisions formerly in Section II of this Agreement.

III.	ASSIGNMENT OF INVENTIONS.

A. Assignment. Executive will make prompt and full disclosure to Company, will hold in trust for the sole benefit of Company, and will assign exclusively to Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with Company.

B. Outside Inventions. Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following: (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of TrueBlue was used in its development; (c) it does not relate (i) directly to the business of TrueBlue or (ii) to the actual or demonstrably anticipated business, research or development of TrueBlue; and (d) it does not result from any work performed by Executive for TrueBlue. Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.

IV.	COMPLIANCE WITH LAWS AND CODE OF CONDUCT.

A. Commitment to Compliance. Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights. Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment. Company is likewise committed to ensuring that employees are accurately paid for all hours worked.

B. Duty to Comply with the Law. Executive agrees to comply with all federal, state and local laws and regulations, including equal employment opportunity laws and wage and hour laws. Executive agrees to notify immediately Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur. Executive acknowledges that Executive may be held personally liable for intentional violations.

C. Duty to Comply with TrueBlue’s Code of Conduct. Executive acknowledges and agrees that it is his duty to be familiar with TrueBlue’s Code of Conduct, and to comply with all of its provisions.

V.	MISCELLANEOUS.

A. Integration. Except with respect to Company’s Non-Competition Agreement as amended herein, the Change in Control Agreement, and Company’s Indemnification Agreement, (i) no promises or other communications made by either Company or Executive are intended to be, or are, binding unless they are set forth in this Agreement; and (ii) this Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including Previous Employment Agreement(s). This Agreement may not be modified except by a written instrument signed by an appropriate officer of Company and by Executive. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

B. Choice of Law. Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles.

C. No Waiver. If Company waives any condition or term of this Agreement, Company is not waiving any other condition or term, nor is Company waiving any rights with respect to any future violation of the same condition or term. If Company chooses to refrain from enforcing any condition or term, Company does not intend to waive the right to do so. Sections I(H), I(J), II and III of this Agreement are to remain in effect after termination of the remainder of this Agreement.

D. Severability. The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.

E. Assignment. Company reserves the right to assign this Agreement to an affiliated company or to any successor in interest to Company’s business without notifying Executive. All terms and conditions of this Agreement will remain in effect following any such assignment.

F. Venue and Consent to Jurisdiction. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, or where a temporary and/or preliminary or permanent injunction may be necessary to protect the interests of Company, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma, or a proper superior court or United State District Court in the jurisdiction in which Executive last worked, or where Executive is engaged in violating the Agreement. Executive and Company agree that the choice of venue lies solely in the discretion of Company. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts, including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

G. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections I. G., H. and L., Section II., Section III., and Section V. do and shall survive any termination of the Executive’s employment and/or the assignment of this Agreement by Company to any successor in interest or other assignee.

TRUEBLUE, INC.		EXECUTIVE

By:		By:
Name:	James E. Defebaugh		Steven C. Cooper
Title:	Executive Vice President and General Counsel

Date Executed: November 16, 2009

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by Steven C. Cooper (“Executive”) in accordance with the Amended and Restated Employment Agreement between Executive and TrueBlue, Inc. (“Employer”), dated November 16, 2009 (“Employment Agreement”).

RECITALS

A. Employer and Executive are parties to the Employment Agreement.

B. The Employment Agreement provides for certain payments and benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release.

C. Executive desires for Employer to make payments in accordance with the Employment Agreement and therefore executes this Release.

TERMS

1. Waiver, Release and Covenant. On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied, including without limitation the Employment Agreement, the employment agreement dated January 9, 2001 and the employment agreement dated March 23, 2005; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship. Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990

(“OWBPA”). Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to claims that arise after the date that the release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.

2. Acknowledgment of Sufficiency of Consideration. Executive acknowledges and agrees that in the absence of Executive’s execution of this Release, Employer is not obligated to provide Executive with the payment and benefits described in Sections I.E.2 and I.E.3, or I.F.2 and I.F.3 of the Employment Agreement, and that the payment and benefits set forth in such sections are adequate consideration for the covenants and release herein.

3. Covenants and Obligations under Employment Agreement. Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in confidential information and trade secrets and inventions under the Employment Agreement and/or under applicable law.

4. Review and Revocation Period. Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release. To revoke, Executive must deliver a notice revoking his agreement to this Release to the CEO of Employer. This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release. Employer shall have no obligation to provide Executive with any payment or benefits as described in Sections I.E.2 and I.E.3, or I.F.2 and I.F.3 of the Employment Agreement if Executive revokes this Release.

5. Governing Law. This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.

6. Severability. If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.

7. Knowing and Voluntary Agreement. Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with his personal attorney regarding the Release and its effects and has done so; (d) Executive understands that he is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the

Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands this Release’s final and binding effect; and (i) Executive has signed this Release as his free and voluntary act.

8. Arbitration and Venue. Employer and Executive agree that any claim arising out of or relating to this Release, or the breach of this Release shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Employer and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Employer agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Employer and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Release will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

EXECUTED this              day of                 ,         .

Steven C. Cooper